For period ending  September 30, 2010

File number 811-02319    Fort Dearborn Income Securities, Inc.

If filing more than one

For period ending   September  30, 2010  Exhibit 77Q2

File number 811-02319

       The Fund is not aware of any outstanding report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 by any board member or officer.